EXHIBIT 2.4

AMENDMENT

TO

STOCK PURCHASE AGREEMENT

This Amendment to Stock Purchase Agreement (this “Amendment”), dated as of the 28th day of March, 2005, by and among Venturi Partners, Inc. (now known as COMSYS IT Partners, Inc.) (“COMSYS Partners”), PFI Corp. (“PFI” and, together with COMSYS Partners, “Sellers”) and Compass CS Inc. (now known as CBS Personnel Holdings, Inc.) (“Buyer”), amends that certain Stock Purchase Agreement, dated as of July 19, 2004 (the “Purchase Agreement”), by and among Sellers and Buyer (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, the parties hereto have previously entered into the Purchase Agreement; and

WHEREAS, the parties hereto desire to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby agrees as follows:

1. Article I of the Purchase Agreement is hereby amended to add the following definitions of Agreed Reconciling Amount and Final Closing Date Balance Sheet, and to replace in its entirety the definition of Closing Net Working Capital with the following definition thereof:

“Agreed Reconciling Amount” – as defined within the definition of Closing Net Working Capital.

“Closing Net Working Capital” means the current assets of the Company and its Subsidiaries at the close of business on the Closing Date less the current liabilities of the Company and its Subsidiaries on such date, plus/minus, as the case may be, such amount, if any, as may be agreed in writing by Buyer and Sellers (“Agreed Reconciling Amount”) and included on and evidenced by the Final Closing Date Balance Sheet. For purposes of this Agreement, “current assets” shall equal the sum of all accounts receivable and other current assets (excluding cash and cash equivalents and cash overdrafts), and “current liabilities” shall equal the sum of all accounts payable (excluding cash overdrafts), accrued expenses, current income taxes payable and any other current liabilities (other than (i) current liabilities for SUI Taxes and Unclaimed Property Taxes and (ii) the San Francisco Payroll Tax Settlement Amount). Except as otherwise specifically provided in this definition, all such calculations (other than of any Agreed Reconciling Amount), shall be made in accordance with GAAP and on the same basis as, and by applying the same accounting principles, policies and practices that were used in preparing, the May 23rd Operating Balance Sheet.

“Final Closing Date Balance Sheet” – as defined in Section 2.5(b).

2. The last sentence of Section 2.5(a) of the Purchase Agreement is hereby amended and replaced in its entirety with the following sentence:

“The amount so payable to or as directed by Seller or Buyer, as applicable, shall be paid, within five (5) days of final determination thereof, by wire transfer of immediately available funds to such bank account or accounts as the recipient thereof shall specify or, in the event that such amount is payable to Buyer, may, upon agreement of Buyer and Seller as evidenced on the Final Closing Date Balance Sheet, be offset against amounts due and payable from Buyer to Seller under the Transition Services Agreement and/or this Agreement. Unless otherwise expressly indicated on the Final Closing Date Balance Sheet, such amount payable (including any portion thereof constituting the Agreed Reconciling Amount) shall not count towards either the Floor or the Ceiling (as such terms are defined in Section 10.5.”

3. Section 2.5(b) of the Purchase Agreement is hereby amended by adding at the end thereof the following sentence:

“If Buyer does so timely object to Seller’s determination of Closing Net Working Capital and Seller does so timely object to such objection by Buyer, and if Buyer and Seller shall then resolve all disagreements giving rise to their respective objections, then their agreement as to the finally determined Closing Net Working Capital (including any Agreed Reconciling Amount) shall be evidenced by their respective signatures on a Closing Date Balance Sheet that includes such finally determined and agreed upon Closing Net Working Capital (the “Final Closing Date Balance Sheet”), which Closing Net Working Capital and, if applicable, Agreed Reconciling Amount, shall be binding on Buyer and Seller.”

4. All references to the Purchase Agreement in each document annexed as an exhibit or schedule thereto shall be references to the Purchase Agreement as amended by this Amendment.

5. Except as expressly provided in this Amendment, all of the terms and conditions of the Purchase Agreement and the exhibits and schedules thereto remain unchanged and in full force and effect.

6. This Amendment may be executed in separate counterparts, each of which shall be deemed an original, and all of which together shall be deemed a fully executed agreement.

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.

Seller:

COMSYS IT PARTNERS, INC.

By:	/s/ DAVID L. KERR
Printed Name:	David L. Kerr
Its:	Senior Vice President

PFI CORP.

By:	/s/ DAVID L. KERR
Printed Name:	David L. Kerr
Its:	Senior Vice President

Buyer:

CBS PERSONNEL HOLDINGS, INC.

By:	/s/ FREDERICK L. KOHNKE
Printed Name:	Frederick L. Kohnke
Its:	President

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